Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Bert Denton
(770) 632-8322	(212) 888-3200

WORLD AIR HOLDINGS ANNOUNCES AMENDMENT TO MERGER

AGREEMENT WITH GLOBAL AERO LOGISTICS

PEACHTREE CITY, Ga. (July 2, 2007) – World Air Holdings, Inc. (OTC:WLDA.PK), today announced that it has amended the Agreement and Plan of Merger dated April 5, 2007 among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings by agreement dated June 30, 2007.

Under the terms of the amended merger agreement, Global Aero Logistics has agreed to extend the date by which certain financial statements must be delivered from June 30, 2007 to the dates described below. The deadline for delivery by World Air Holdings to Global Aero Logistics of its audited financial statements as of and for the year ended Dec. 31, 2006 and for the related Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (SEC) has been extended to July 6, 2007, and the deadline for delivery to Global Aero Logistics of World Air Holdings quarterly financial statements for the quarter ended March 31, 2007 and for filing the related Quarterly Report on Form 10-Q with the SEC has been extended to Aug. 3, 2007. In exchange for agreeing to these extensions, the parties have agreed that the obligation of Global Aero Logistics to consummate the merger is now subject, in addition to the other conditions in the merger agreement, to its receipt of financing on terms provided in the financing commitment or on substantially equivalent terms or otherwise satisfactory to Global Aero Logistics, which remains obligated to use its reasonable best efforts to obtain such financing.

All other provisions of the merger agreement remain in place. The merger agreement, as amended, will be presented to the stockholders of World Air Holdings for adoption at a special meeting of stockholders to be held on July 18, 2007.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, World Air Holdings has filed a definitive proxy statement with the SEC and will file a supplement to the proxy statement describing the amendment to the merger agreement. The definitive proxy statement has been mailed to the stockholders of World Air Holdings as of the June 13, 2007 record date and the supplement will be mailed to such stockholders. World's stockholders are urged to read the definitive proxy statement and the supplement because they contain important information about the merger. Investors and stockholders may obtain without charge a copy of the proxy statement and the supplement, when filed, at the SEC's web site, www.sec.gov.

Participants in Solicitation

World Air Holdings and its officers and directors may be deemed to be participants in the solicitation of proxies from World's stockholders with respect to the proposed merger. Stockholders may obtain more detailed information regarding the direct and indirect interests of World's executive officers and directors in the merger by reading the proxy statement and the supplement.

World Air Holdings, Inc., based in Peachtree City, Ga., has three wholly owned subsidiaries: World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. For more information, visit www.worldairholdings.com.

Global Aero Logistics Inc. is the parent company of ATA Airlines, Inc. Now in its 34th year of operations, ATA offers affordable scheduled service travel from destinations like Guadalajara, Cancun, Hawaii, Oakland, Chicago, New York, Dallas/Ft. Worth and Washington, D.C. Through connecting Southwest Airlines codeshare flights, ATA now serves customers in more than 60 markets. ATA also is a leading passenger charter airline serving the U.S. military and many other government and commercial customers. ATA operates a fleet of 29 aircraft and has approximately 2,500 employees. For more information, visit www.ata.com.

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